Exhibit 16.1

Deloitte & Touche LLP

111 S. Wacker Drive

Chicago, IL 60606

USA

Tel: +1 312 486 1000

Fax: +1 312 486 1486

www.deloitte.com

June 18, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Power Solutions International, Inc.’s Form 8-K dated June 18, 2012, and have the following comments:

1.	We agree with the statements made in the second paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first and third paragraphs.

Yours truly,

kp

Member of

Deloitte Touche Tohmatsu